Exhibit 3.1

ORION GROUP HOLDINGS, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Orion Group Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 28, 2016 (as amended from time to time prior to the date hereof, the “Certificate of Incorporation”).
2.That the Board of Directors of the Corporation duly adopted resolutions setting forth the approval of the following Certificate of Amendment of the Certificate of Incorporation of the Corporation, declaring said Certificate of Amendment to be advisable and recommending that the stockholders of the Corporation approve the same.
3.That thereafter, the necessary number of shares as required by statute voted to approve this Certificate of Amendment.
4.That the Certificate of Incorporation is hereby amended by adding the following new Article 15, which said Article 15 shall be and read in its entirety as follows:

“ARTICLE 15

An officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. If the DGCL is amended to authorize the further elimination or limitation of the liability of officers, then the liability of an officer of the Corporation, in addition to the limitation on personal liability provided in this Article, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any officer of the Corporation for or with respect to any acts or omissions of such officer occurring prior to such amendment or repeal.”

5.This Certificate of Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL.
6.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment Of Certificate of Incorporation as of this 20th day of May, 2026.

ORION GROUP HOLDINGS, INC.

By:	/s/ Travis J. Boone
Name:	Travis J. Boone
Title:	President and Chief Executive Officer

[Signature Page to Orion Group Holdings, Inc. Certificate of Amendment Of Certificate of Incorporation]

#110700614v4